EXHIBIT 99 (a)(8) EXHIBIT (a)(8)

Form of Letter Notifying Eligible Optionholders of

Amendment of the Offer to Exchange

To: Employees and Directors with Eligible Stock Options

Subject: Amendment to the Offer to Exchange, dated October 30, 2003

Date: November 19, 2003

The staff of the Securities and Exchange Commission (the "SEC") has reviewed the material we delivered to you on October 30, 2003 relating to the offer to eligible employees and directors of Mechanical Technology Incorporated to exchange all outstanding stock options to purchase shares of our common stock granted under the Mechanical Technology Incorporated 1999 Employee Stock Incentive Plan, as amended (the "1999 Plan") and the Stock Incentive Plan, as amended, with an exercise price of $10.00 or more per share that satisfy all the other conditions set forth in the Offer to Exchange, dated October 30, 2003, for new options for our common stock, that the Company will grant under the 1999 Plan on a two for one basis. In response to comments we received from the SEC, we have made some revisions to the Offer to Exchange. Those revisions, which you should consider in deciding whether to participate in the Exchange Offer, are as follows:

  The fifth paragraph of the first page of the Offer to Exchange Outstanding Stock Options ("Offer to Exchange") was amended to replace "will not be granted prior to" with "will be granted promptly on or after".
  The first paragraph of page ii and the first sentence of Question 22 on page 5 of Frequently Asked Questions, of the Offer to Exchange were amended to replace "will be mailed to your home or office address or emailed to your office email address" with "will be hand delivered or mailed to your home or office address".
  The second paragraph of page ii of the Offer to Exchange was amended to replace "exchange at our sole discretion" with "exchange if you are an eligible participant and if certain conditions or events occur before expiration of this offer, as described in Section 6".
  The second sentence of Question 5 on page 1 and the first sentence of Questions 7 on page 2, of Frequently Asked Questions, of the Offer to Exchange were amended to replace "plan to grant options during the 30 day period" with "plan to grant options promptly".
  The second sentence of Question 7 on page 2, the first sentence of Question 9 on page 2, of Frequently Asked Questions, the first sentence of the third paragraph of Section 8 - Source and Amount of Consideration; Terms of New Options on page 11 and the first sentence of the second paragraph of the subheading Risk Factors of Section 9 - Information About MTI; Summary Financial Information; Risk Factors on page 16, of the Offer to Exchange was amended to replace "will be granted between June 23, 2004 and July 23, 2004" with "will be granted on or shortly after June 23, 2004".
  The second paragraph of Question 10, the text of Question 11 and the last sentence of Question 13, on page 3, of Frequently Asked Questions , the seventh paragraph of Section 1 - Eligible Participants; Number of Options; Expiration Date, on page 6 and the last sentence of the second paragraph of Section 8 - Source and Amount of Consideration; Terms of New Options on page 11, of the Offer to Exchange, which dealt with the waiting period for vesting if you are a non-exempt employee, were deleted.
  The second sentence of the second paragraph of Question 22 on page 5 of Frequently Asked Questions and the first sentence of Section 5 - Acceptance of Options for Exchange and Grant of new Options, of the Offer to Exchange was amended to replace "exchange eligible options at our sole discretion" with "exchange eligible options if certain conditions or events occur before expiration of this offer, as described in Section 6".

H. The last sentence of the fourth paragraph of Section 4 - Change in Election on page 8 of the Offer to Exchange, was amended to replace "December 29, 2003 (the date which is 60 business days" with "December 10, 2003 (the date which is 40 business days".
  The first sentence of Section 6 - Conditions of This Offer on page 9 of the Offer to Exchange was amended to replace "options surrendered to us" with "options surrendered to us that do not comply with the requirements of this offer".
  The following paragraphs were added after the Consolidated Balance Sheet Data under the subheading Summary Financial Information of Section 9 - Information About MTI; Summary Financial Information; Risk Factors on page 16:

"Book Value of Our Common Stock

The book value of our common stock at September 30, 2003 was $1.47. This amount was calculated by dividing our unaudited consolidated stockholders equity at September 30, 2003 of $40,552,000 by the 27,639,260 shares of our common stock that were outstanding as of September 30, 2003.

Our ratio of earnings to fixed charges for each of the periods indicated is as follows:
	Nine	Nine		Three
	Months	Months	Year	Months	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Sept. 30,	Sept. 30,	Dec. 31,	Dec. 30,	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2003	2002	2002	2001	2001	2000	1999	1998

Ratios	-	-	-	-	666.26%	-	-	1313.76%

For purposes of computing the ratio of earnings to fixed charges, earnings consist of pretax income (loss) from continuing operations plus fixed charges less minority interests in consolidated subsidiaries. Fixed charges consist of interest expense, capitalized interest expense, amortization of debt issuance costs and estimated interest within rental expenses. For the nine months ended September 30, 2003 and 2002, the year ended December 31, 2002, the three months ended December 31, 2001 and the years ended September 30, 2000 and 1999, our earnings were insufficient to cover our fixed charges. However, because we have had significant cash and marketable securities balances in each of these periods, the calculation of the ratio of earnings to fixed charges may not accurately represent our ability to cover our fixed charges and therefore has not been presented.

For the periods indicated above and as of the date of this Offer, we have had no preference equity securities outstanding. Accordingly, a ratio of earnings to fixed charges is being presented in lieu of a ratio of earnings to combined fixed charges and preferred stock dividends."

K. The first paragraph of the subheading Risk Factors of Section 9 - Information About MTI; Summary Financial Information; Risk Factors on page 16 was amended by replacing the following paragraph with the replacement paragraphs as set forth below.

Original paragraph: "Participation in this offer involves a number of potential risks, including those described below. The risks described below and the risk factors under the heading entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March 25, 2003, and our quarterly report for the period ended September 30, 2003 filed with the SEC on October 22, 2003 highlight the material risks of participating in this offer and investing in our common stock. Eligible participants should carefully consider these risks and are encouraged to speak with legal, financial or tax advisors as necessary before deciding whether or not to request that we exchange your options in this offer. In addition, we strongly urge you to read the rest of these materials for a fuller discussion of the risks that may apply to you before deciding whether or not to request that we exchange your options in this offer. "

Replacement paragraphs: "Participation in the offer involves a number of potential risks, including but not limited to those described below. The following information highlights the material risks of participating in the offer, and the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March 25, 2003, and our quarterly report for the period ended September 30, 2003 filed with the SEC on October 22, 2003 highlight the material risks involved with an investment in our securities and relating to our business.

 Eligible participants should carefully consider all of these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. We strongly urge you to read this entire Offer to Exchange, including the Sections discussing tax consequences, and the risk factors disclosed in our periodic reports filed with the Securities and Exchange Commission before deciding whether or not to request that we exchange your options in this offer."

  The title for the last risk factor under the subheading Risk Factors of Section 9 - Information About MTI; Summary Financial Information; Risk Factors on page 19 of the Offer to Exchange was amended by replacing "CERTAIN FEDERAL INCOME TAX RELATED RISKS OF RECEIVING PARTICIPATING IN THIS OFFER" with "IF YOU PARTICIPATE IN THIS OFFER, YOU COULD SUFFER ADVERSE TAX CONSEQUENCES".
  The first sentence of the first paragraph of Section 13 - Material Federal Income Tax Consequences, on page 20 of the Offer to Exchange, was amended by replacing "The following is a general summary of the material federal income tax consequences of the exchange of old options for new options pursuant to this offer under the income tax laws of the United States, in which all or substantially all" with "The following describes the federal income tax consequences of the exchange of old options for new options pursuant to this offer under the federal income tax laws of the United States, in which all".
  The first subheading of Section 13 - Material Federal Income Tax Consequences, on page 20 of the Offer to Exchange, was amended by replacing "Material Federal Income Tax Consequences for Employees Who are Tax Residents in the United States" with "Federal Income Tax Consequences for Employees Who are Tax Residents in the United States".
  The last sentence of the fourth paragraph of Section 13 - Material Federal Income Tax Consequences, on page 20 of the Offer to Exchange, was amended by replacing "We believe that by reserving the right to reject any options surrendered for exchange" with "We believe that by reserving the right to reject any options surrendered for exchange under the limited conditions described in Section 6".
  The first sentence of the eighth paragraph of Section 13 - material Federal Income Tax Consequences, on page 20 of the Offer to Exchange, was amended by replacing "Generally the exchange" with "The exchange".

SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this

Except as indicated above, all other terms of the Offer to Exchange remain unchanged.

As a reminder, the deadline by which we MUST RECEIVE you Election Form, properly completed in accordance with its instructions, in order for you to participate in the Exchange Offer is 5:00 p.m., Eastern Standard Time, on December 19, 2003.

You should direct any questions about the Offer to Exchange or the revisions to the Offer to Exchange to Sheila Lamb, at (518)533-2200.

Sincerely

/s/ Dale Church

Dale Church

CEO